Exhibit 99.1

FOR IMMEDIATE RELEASE

October 31, 2011

For more information contact:

Jennifer Steiner (419) 247-2800

DANIEL DECKER JOINS HEALTH CARE REIT, INC.

BOARD OF DIRECTORS

Toledo, Ohio, October 31, 2011. Health Care REIT, Inc. (NYSE:HCN) announced today that Daniel Decker has been named to its board of directors.

“We are honored to welcome Dan Decker to Health Care REIT’s board of directors,” commented George L. Chapman, Chairman, Chief Executive Officer and President of Health Care REIT, Inc. “Dan’s prominent leadership and extensive experience in the industry will further strengthen our highly knowledgeable board of directors and add tremendous value to the company’s long-term goals for profitable growth and shareholder returns.”

Mr. Decker has been actively involved in the seniors housing industry for nearly 20 years. His experience in seniors housing includes investments in approximately $2 billion of assets across a broad spectrum of asset types, including continuing care retirement communities, stand-alone independent living and assisted living communities and skilled nursing facilities.

Mr. Decker’s seniors housing investments have been made through three different public companies: The Forum Group (NASDAQ), Forum Retirement Partners, L.P. (NASDAQ) and Omega Healthcare Investors (NYSE). Mr. Decker was also involved with several investments in the hospitality industry, made through the Bristol Hotel Company (NYSE) and Wyndham Hotels (NYSE). Each of these entities was controlled by The Hampstead Group, LLC, a Dallas-based, private equity investment firm that specialized in real estate operating companies (REOCs) on behalf of its institutional investor partners. Mr. Decker was one of three partners at Hampstead and served in a leadership role for each of these investments. Mr. Decker continues his presence in the industry through his recent establishment of CoastWood Senior Housing Partners, LLC, an investment firm focused exclusively on seniors housing.

Prior to joining Hampstead in 1990, Mr. Decker was a founder of the law firm Munsch, Hardt, Kopf & Harr with offices in Dallas, Houston and Austin. Mr. Decker began his career as a transaction lawyer in 1980 with the Dallas-based firm of Winstead, Sechrest & Minick.

Mr. Decker received a Bachelor of Business Administration degree in Economics in 1979 and a Juris Doctor degree in 1980 from the University of Missouri. Mr. Decker has served on the boards of each of the companies named above, as well as various non-profit organizations.

About Health Care REIT, Inc. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides an extensive array of property management and development services. As of June 30, 2011, the company’s broadly diversified portfolio consisted of 868 properties in 45 states. More information is available on the company’s website at www.hcreit.com.

This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, the possible expansion of the company’s portfolio; the sale of properties; the performance of its operators/tenants and properties; its ability to enter into agreements with viable new tenants for vacant space or for properties that the company takes back from financially troubled tenants, if any; its occupancy rates; its ability to acquire, develop and/or manage properties; its ability to make distributions to stockholders; its policies and plans regarding investments, financings and other matters; its tax status as a real estate investment trust; its critical accounting policies; its ability to appropriately balance the use of debt and equity; its ability to access capital markets or other sources of funds; and its ability to meet its earnings guidance. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, senior housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting the company’s properties; the company’s ability to re-lease space at similar rates as vacancies occur; the company’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; regulatory approval and market acceptance of the products and technologies of life science tenants; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting the company’s properties; changes in rules or practices governing the company’s financial reporting; and legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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